Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, October 29, 2019	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS THIRD QUARTER RESULTS

DULUTH, GA – October 29 – AGCO, Your Agriculture Company (NYSE: AGCO), a worldwide manufacturer and distributor of agricultural equipment and solutions, reported net sales of approximately $2.1 billion for the third quarter of 2019, a decrease of approximately 4.8% compared to the third quarter of 2018. Reported net income was $0.10 per share for the third quarter of 2019 and adjusted net income, excluding a non-cash deferred income tax adjustment and restructuring expenses, was $0.82 per share. These results compare to a reported net income of $0.89 per share and adjusted net income, excluding restructuring expenses, of $0.91 per share for the third quarter of 2018. Excluding unfavorable currency translation impacts of approximately 3.1%, net sales in the third quarter of 2019 decreased approximately 1.7% compared to the third quarter of 2018. During the third quarter of 2019, AGCO recorded a non-cash adjustment to establish a valuation allowance against its Brazilian net deferred income tax assets of approximately $53.7 million, or $0.70 per share. The adjustment does not affect the Company’s ability to utilize the deferred income tax assets with future taxable income in Brazil.
Net sales for the first nine months of 2019 were approximately $6.5 billion, a decrease of approximately 3.4% compared to the same period in 2018. Excluding unfavorable currency translation impacts of approximately 4.8%, net sales during the first nine months of 2019 increased approximately 1.4% compared to the same period in 2018. For the first nine months of 2019, reported net income was $2.77 per share and adjusted net income, excluding a non-cash deferred income tax adjustment and restructuring expenses, was $3.50 per share. These results compare to reported net income of $2.33 per share and adjusted net income, excluding restructuring expenses and costs associated with an early retirement of debt, of $2.58 per share for the first nine months of 2018.
Third Quarter Highlights

•	Reported regional sales results(1): North America (1.7)%, Europe/Middle East (“EME”) (1.6)%, South America (14.8)%, Asia/Pacific/Africa (“APA”) (15.9)%

•	Constant currency regional sales results(1)(2): North America (1.4)%, EME 3.2%, South America (14.4)%, APA (12.2)%

•	Regional operating margin performance: North America 6.1%, EME 10.6%, South America (2.3)%, APA 6.1%

•	Full-year outlook for net income per share maintained

•	Repurchases reduced outstanding shares by approximately 1.3 million in the first nine months of 2019
(1)As compared to third quarter 2018.
(2)Excludes currency translation impact. See reconciliation in appendix.

“AGCO achieved solid third quarter results considering a challenging environment of weakening industry conditions and negative currency impacts,” stated Martin Richenhagen, AGCO’s Chairman, President and Chief Executive Officer. “Our continued focus on margins supported our third quarter performance, where we experienced sales declines. Price increases as well as cost control initiatives and productivity improvement efforts allowed us to offset the impact of lower sales and production volumes in the third quarter. We are also making significant progress on our growth initiatives through the development and global expansion of our smart-farming and high technology product lineup. While the current market environment is uncertain, the long-term outlook for our industry and for AGCO remains positive with our focus on both operational efficiency and innovative solutions that support productivity on the farm.”
Market Update
Industry Unit Retail Sales

	Tractors	Combines
Nine Months Ended September 30, 2019	Change from Prior Year Period	Change from Prior Year Period
North America(1)	Flat	(7)%
South America	(13)%	7%
Western Europe(2)	2%	(16)%
(1) Excludes compact tractors.
(2) Based on Company estimates.
“Farming conditions continue to be challenging in many of our key markets,” continued Mr. Richenhagen. “A late harvest and early winter weather are pressuring corn and soybean harvests in North America. In Europe, wheat production is improved from last year despite a second consecutive year of dry conditions. Varied forecasts for crop production and ending inventories of grain have created uncertainty in the short-term but have recently moved commodity prices higher. In addition to commodity price development, industry issues such as government trade and farm support policy are heavily influencing farmers’ confidence and equipment buying decisions. In North America, industry retail sales were flat in the first nine months of 2019 compared to last year with higher sales of smaller equipment offset by lower sales of high-horsepower tractors and combines. The prospect of lower yields and the uncertainty regarding the outcome of trade negotiations are both contributing to weak demand in the large farm sector. We expect North American industry retail tractor sales to be approximately flat in 2019 as compared to last year. Healthy milk prices remain supportive of the dairy sector in Western Europe and industry retail sales increased modestly in the first nine months of 2019. First half growth was partially offset by weakening market demand throughout the third quarter. Industry sales growth in France and Germany was partially offset by declines in the United Kingdom and Italy. For the full year of 2019, industry demand in Western Europe is expected to be flat compared to 2018. The benefits of improved grain production in Brazil and Argentina were offset by interruptions in the government-subsidized finance program in Brazil and weak macro-economic conditions in Argentina. For the full year of 2019, industry demand in South America is expected to be down compared to 2018. Our long-term view remains optimistic for demand in the agricultural equipment industry. We expect healthy grain demand driven by population growth and increased protein consumption to result in favorable conditions for farmers.”

Regional Results
AGCO Regional Net Sales (in millions)

Three Months Ended September 30,	2019	2018	% change from 2018	% change from 2018 due to currency translation(1)	% change excluding currency translation
North America	$536.2	$545.5	(1.7)%	(0.3)%	(1.4)%
South America	239.4	281.1	(14.8)%	(0.4)%	(14.4)%
Europe/Middle East	1,145.7	1,164.5	(1.6)%	(4.9)%	3.2%
Asia/Pacific/Africa	188.1	223.6	(15.9)%	(3.7)%	(12.2)%
Total	$2,109.4	$2,214.7	(4.8)%	(3.1)%	(1.7)%

Nine Months Ended September 30,	2019	2018	% change from 2018	% change from 2018 due to currency translation(1)	% change excluding currency translation
North America	$1,651.3	$1,648.9	0.1%	(0.6)%	0.7%
South America	581.3	682.8	(14.9)%	(5.1)%	(9.7)%
Europe/Middle East	3,813.5	3,873.4	(1.5)%	(6.6)%	5.0%
Asia/Pacific/Africa	481.7	554.7	(13.2)%	(5.2)%	(7.9)%
Total	$6,527.8	$6,759.8	(3.4)%	(4.8)%	1.4%
(1) See appendix for additional disclosures.
North America
AGCO’s North American net sales increased 0.7% in the first nine months of 2019 compared to the same period of 2018, excluding the negative impact of currency translation. Increased sales of compact tractors, application equipment and parts were mostly offset by lower sales of utility tractors and protein production equipment. Income from operations for the first nine months of 2019 improved approximately $17.6 million compared to the same period in 2018. The benefit of improved pricing and cost control initiatives contributed most of the increase.
South America
Net sales in the South American region decreased 9.7% in the first nine months of 2019 compared to the first nine months of 2018, excluding the impact of unfavorable currency translation. Loss from operations increased approximately $0.5 million in the first nine months of 2019 compared to the same period in 2018. The South America results reflect low levels of industry demand and company production, as well as cost impacts associated with the transition of newer product technology into our Brazilian factories.
Europe/Middle East
AGCO’s Europe/Middle East net sales increased 5.0% in the first nine months of 2019 compared to the same period in 2018, excluding unfavorable currency translation impacts. Sales growth was strongest in France, Central Europe and Spain and was partially offset by weaker sales in the United Kingdom and Eastern Europe. Income from operations improved approximately $42.4 million for the first nine months of 2019, compared to the same period in 2018, due to the benefit of higher sales and production, pricing, improved factory productivity and a favorable sales mix.
Asia/Pacific/Africa
Asia/Pacific/Africa net sales decreased 7.9%, excluding the negative impact of currency translation, in the first nine months of 2019 compared to the same period in 2018. Lower sales in Asia and Australia were partially offset by sales growth in Africa. Income from operations dropped approximately $5.0 million in the first nine months of 2019, compared to the same period in 2018, due to lower sales and production, partially offset by lower operating expenses.
Outlook
AGCO’s net sales for 2019 are projected to decline modestly compared to 2018 to approximately $9.3 billion, reflecting the negative impact of currency translation and relatively flat sales volumes partially offset by positive pricing. Gross and operating margins are expected to improve from 2018 levels. Based on these assumptions, 2019 earnings per share are targeted at approximately $4.37 on a reported basis, or approximately $5.10 on an adjusted basis, which excludes a non-cash deferred income tax adjustment and restructuring expenses.
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AGCO will host a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, October 29, 2019. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.
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Safe Harbor Statement
Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, adverse weather, tariffs, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, many of our sales involve products that are manufactured in one country and sold in a different country, and as a result, we are exposed to risks related to foreign laws, taxes and tariffs, trade restrictions, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations. Among these risks are the uncertain consequences of Brexit, Russian sanctions and tariffs imposed on exports to and imports from China.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance 40% to 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•	Both AGCO and our finance joint ventures have substantial accounts receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
Our business increasingly is subject to regulations relating to privacy and data protection, and if we violate any of those regulations or otherwise are the victim of a cyber attack, we could incur significant losses and liability.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2018. AGCO disclaims any obligation to update any forward-looking statements except as required by law.
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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and delivers high-tech solutions for farmers feeding the world through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® smart farming solutions. Founded in 1990 and headquartered in Duluth, Georgia, USA, AGCO had net sales of $9.4 billion in 2018. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.
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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	September 30, 2019	December 31, 2018
ASSETS
Current Assets:
Cash and cash equivalents	$282.0	$326.1
Accounts and notes receivable, net	918.1	880.3
Inventories, net	2,311.3	1,908.7
Other current assets	445.2	422.3
Total current assets	3,956.6	3,537.4
Property, plant and equipment, net	1,349.8	1,373.1
Right-of-use lease assets	193.5	—
Investment in affiliates	399.2	400.0
Deferred tax assets	71.3	104.9
Other assets	134.1	142.4
Intangible assets, net	518.7	573.1
Goodwill	1,456.0	1,495.5
Total assets	$8,079.2	$7,626.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$63.6	$72.6
Short-term borrowings	229.7	138.0
Senior term loan	218.0	—
Accounts payable	817.3	865.9
Accrued expenses	1,530.8	1,522.4
Other current liabilities	168.3	167.8
Total current liabilities	3,027.7	2,766.7
Long-term debt, less current portion and debt issuance costs	1,269.2	1,275.3
Operating lease liabilities	154.8	—
Pension and postretirement health care benefits	202.9	223.2
Deferred tax liabilities	113.6	116.3
Other noncurrent liabilities	272.2	251.4
Total liabilities	5,040.4	4,632.9

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	3.9	10.2
Retained earnings	4,567.0	4,477.3
Accumulated other comprehensive loss	(1,595.1)	(1,555.4)
Total AGCO Corporation stockholders’ equity	2,976.6	2,932.9
Noncontrolling interests	62.2	60.6
Total stockholders’ equity	3,038.8	2,993.5
Total liabilities and stockholders’ equity	$8,079.2	$7,626.4

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended September 30,
	2019	2018
Net sales	$2,109.4	$2,214.7
Cost of goods sold	1,659.2	1,741.0
Gross profit	450.2	473.7
Selling, general and administrative expenses	245.0	260.5
Engineering expenses	82.3	83.3
Restructuring expenses	1.3	1.5
Amortization of intangibles	14.9	15.3
Bad debt expense	0.8	1.8
Income from operations	105.9	111.3
Interest expense, net	6.4	7.0
Other expense, net	20.8	19.1
Income before income taxes and equity in net earnings of affiliates	78.7	85.2
Income tax provision	83.2	23.9
(Loss) income before equity in net earnings of affiliates	(4.5)	61.3
Equity in net earnings of affiliates	10.8	9.4
Net income	6.3	70.7
Net loss attributable to noncontrolling interests	1.3	0.4
Net income attributable to AGCO Corporation and subsidiaries	$7.6	$71.1
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$0.10	$0.90
Diluted	$0.10	$0.89
Cash dividends declared and paid per common share	$0.16	$0.15
Weighted average number of common and common equivalent shares outstanding:
Basic	76.1	78.7
Diluted	76.7	79.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Nine Months Ended September 30,
	2019	2018
Net sales	$6,527.8	$6,759.8
Cost of goods sold	5,057.0	5,301.8
Gross profit	1,470.8	1,458.0
Selling, general and administrative expenses	767.9	796.9
Engineering expenses	254.3	267.2
Restructuring expenses	3.0	10.1
Amortization of intangibles	45.6	49.2
Bad debt expense	2.1	4.7
Income from operations	397.9	329.9
Interest expense, net	15.9	38.5
Other expense, net	47.0	57.8
Income before income taxes and equity in net earnings of affiliates	335.0	233.6
Income tax provision	155.8	73.8
Income before equity in net earnings of affiliates	179.2	159.8
Equity in net earnings of affiliates	33.2	26.3
Net income	212.4	186.1
Net loss attributable to noncontrolling interests	1.1	0.7
Net income attributable to AGCO Corporation and subsidiaries	$213.5	$186.8
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$2.79	$2.36
Diluted	$2.77	$2.33
Cash dividends declared and paid per common share	$0.47	$0.45
Weighted average number of common and common equivalent shares outstanding:
Basic	76.4	79.2
Diluted	77.1	80.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Nine Months Ended September 30,
	2019	2018
Cash flows from operating activities:
Net income	$212.4	$186.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	159.2	170.1
Amortization of intangibles	45.6	49.2
Stock compensation expense	32.9	33.0
Equity in net earnings of affiliates, net of cash received	(26.3)	(21.8)
Deferred income tax provision (benefit)	43.1	(17.7)
Loss on extinguishment of debt	—	15.7
Other	1.9	(2.2)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(85.1)	(59.8)
Inventories, net	(503.4)	(398.0)
Other current and noncurrent assets	(47.0)	(67.3)
Accounts payable	(4.1)	(18.4)
Accrued expenses	23.7	55.9
Other current and noncurrent liabilities	66.9	71.2
Total adjustments	(292.6)	(190.1)
Net cash used in operating activities	(80.2)	(4.0)
Cash flows from investing activities:
Purchases of property, plant and equipment	(188.1)	(138.5)
Proceeds from sale of property, plant and equipment	0.9	2.6
Investment in unconsolidated affiliates	—	(5.8)
Other	—	0.4
Net cash used in investing activities	(187.2)	(141.3)
Cash flows from financing activities:
Proceeds from indebtedness, net	397.8	216.4
Purchases and retirement of common stock	(100.0)	(84.3)
Payment of dividends to stockholders	(35.9)	(35.6)
Payment of minimum tax withholdings on stock compensation	(27.5)	(3.7)
Payment of debt issuance costs	(0.5)	(1.6)
Investment by noncontrolling interests	1.2	0.8
Net cash provided by financing activities	235.1	92.0
Effects of exchange rate changes on cash and cash equivalents	(11.8)	(21.7)
Decrease in cash and cash equivalents	(44.1)	(75.0)
Cash and cash equivalents, beginning of period	326.1	367.7
Cash and cash equivalents, end of period	$282.0	$292.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE
The Company recorded stock compensation expense as follows (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Cost of goods sold	$0.3	$0.8	$1.3	$2.7
Selling, general and administrative expenses	7.8	9.7	32.0	30.6
Total stock compensation expense	$8.1	$10.5	$33.3	$33.3

2.	RESTRUCTURING EXPENSES
From 2014 through 2019, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in the U.S., Europe, South America, Africa and China in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 3,890 employees between 2014 and 2018. The Company had approximately $7.1 million of severance and related costs accrued as of December 31, 2018. During the three and nine months ended September 30, 2019, the Company recorded an additional $1.3 million and $3.0 million, respectively, of severance and related costs associated with further rationalizations associated with the termination of approximately 140 employees, and paid approximately $4.5 million of severance and associated costs. The $3.0 million of costs incurred during the nine months ended September 30, 2019 included a $0.3 million write-down of property, plant and equipment. The remaining $4.8 million of accrued severance and other related costs as of September 30, 2019, inclusive of approximately $0.5 million of negative foreign currency translation impacts, are expected to be paid primarily during 2019.

3.    INDEBTEDNESS
Long-term debt at September 30, 2019 and December 31, 2018 consisted of the following (in millions):

	September 30, 2019	December 31, 2018
1.056% Senior term loan due 2020	$218.0	$228.7
Senior term loan due 2022	163.5	171.5
Credit facility, expires 2023	109.0	114.4
1.002% Senior term loan due 2025	272.6	—
Senior term loans due between 2019 and 2028	777.3	815.3
Other long-term debt	12.7	20.6
Debt issuance costs	(2.3)	(2.6)
	1,550.8	1,347.9
Less:
1.056% Senior term loan due 2020	(218.0)	—
Senior term loans due 2019	(61.1)	(63.8)
Current portion of other long-term debt	(2.5)	(8.8)
Total long-term indebtedness, less current portion	$1,269.2	$1,275.3
As of September 30, 2019 and December 31, 2018, the Company had short-term borrowings due within one year of approximately $229.7 million and $138.0 million, respectively.
4.    INVENTORIES
Inventories at September 30, 2019 and December 31, 2018 were as follows (in millions):

	September 30, 2019	December 31, 2018
Finished goods	$887.1	$660.4
Repair and replacement parts	612.9	587.3
Work in process	285.2	217.5
Raw materials	526.1	443.5
Inventories, net	$2,311.3	$1,908.7

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS
The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of both September 30, 2019 and December 31, 2018, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.4 billion.
Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $10.6 million and $30.3 million, respectively, during the three and nine months ended September 30, 2019. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $6.7 million and $24.2 million, respectively, during the three and nine months ended September 30, 2018.
The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of September 30, 2019 and December 31, 2018, these finance joint ventures had approximately $76.2 million and $82.5 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.
6.    NET INCOME PER SHARE
A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and nine months ended September 30, 2019 and 2018 is as follows (in millions, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$7.6	$71.1	$213.5	$186.8
Weighted average number of common shares outstanding	76.1	78.7	76.4	79.2
Basic net income per share attributable to AGCO Corporation and subsidiaries	$0.10	$0.90	$2.79	$2.36
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$7.6	$71.1	$213.5	$186.8
Weighted average number of common shares outstanding	76.1	78.7	76.4	79.2
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.6	1.0	0.7	0.9
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	76.7	79.7	77.1	80.1
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$0.10	$0.89	$2.77	$2.33

7.    SEGMENT REPORTING
The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and nine months ended September 30, 2019 and 2018 are as follows (in millions):

Three Months Ended September 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2019
Net sales	$536.2	$239.4	$1,145.7	$188.1	$2,109.4
Income (loss) from operations	32.5	(5.6)	122.0	11.5	160.4

2018
Net sales	$545.5	$281.1	$1,164.5	$223.6	$2,214.7
Income from operations	32.5	12.6	108.6	17.6	171.3

Nine Months Ended September 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated
2019
Net sales	$1,651.3	$581.3	$3,813.5	$481.7	$6,527.8
Income (loss) from operations	114.5	(21.2)	458.5	21.9	573.7

2018
Net sales	$1,648.9	$682.8	$3,873.4	$554.7	$6,759.8
Income (loss) from operations	96.9	(20.7)	416.1	26.9	519.2
A reconciliation from the segment information to the consolidated balances for income from operations is set forth below (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Segment income from operations	$160.4	$171.3	$573.7	$519.2
Corporate expenses	(30.5)	(33.5)	(95.2)	(99.4)
Stock compensation expense	(7.8)	(9.7)	(32.0)	(30.6)
Restructuring expenses	(1.3)	(1.5)	(3.0)	(10.1)
Amortization of intangibles	(14.9)	(15.3)	(45.6)	(49.2)
Consolidated income from operations	$105.9	$111.3	$397.9	$329.9

RECONCILIATION OF NON-GAAP MEASURES
This earnings release discloses adjusted income from operations, adjusted net income and adjusted net income per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.
The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three and nine months ended September 30, 2019 and 2018 (in millions, except per share data):

	Three Months Ended September 30,
	2019			2018
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$105.9	$7.6	$0.10	$111.3	$71.1	$0.89
Restructuring expenses(2)	1.3	1.3	0.02	1.5	1.1	0.01
Deferred income tax adjustment(3)	—	53.7	0.70	—	—	—
As adjusted	$107.2	$62.6	$0.82	$112.8	$72.2	$0.91

(1)	Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the three months ended September 30, 2019 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices. The restructuring expenses recorded during the three months ended September 30, 2018 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, Chinese and South American manufacturing operations and various administrative offices.

(3)	During the third quarter of 2019, the Company recorded a non-cash adjustment to establish a valuation allowance against its Brazilian net deferred income tax assets.

	Nine Months Ended September 30,
	2019			2018
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$397.9	$213.5	$2.77	$329.9	$186.8	$2.33
Restructuring expenses(2)	3.0	2.5	0.03	10.1	7.3	0.09
Deferred income tax adjustment(3)	—	53.7	0.70	—	—	—
Extinguishment of debt(4)	—	—	—	—	12.7	0.16
As adjusted	$400.9	$269.7	$3.50	$340.0	$206.8	$2.58
(1)    Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the nine months ended September 30, 2019 and 2018 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European, Chinese, African and South American manufacturing operations and various administrative offices.

(3)	During the third quarter of 2019, the Company recorded a non-cash adjustment to establish a valuation allowance against its Brazilian net deferred income tax assets.

(4)
The Company repurchased approximately $185.9 million of its outstanding 5 7/8% senior notes during the second quarter of 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $15.7 million, including associated fees, partially offset by approximately $3.0 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2019 (in millions):

Net Income Per Share(1)
As targeted	$4.37
Restructuring expenses	0.03
Deferred income tax adjustment	0.70
As adjusted targeted(2)	$5.10

(1)	Net income per share amount is after tax.

(2)
The above reconciliation reflects adjustments to full year 2019 targeted net income per share based upon restructuring expenses and the deferred income tax adjustment incurred during the nine months ended September 30, 2019. Full year restructuring expenses could differ based on future restructuring activity.

The following tables set forth, for the three and nine months ended September 30, 2019 and 2018, the impact to net sales of currency translation by geographical segment (in millions, except percentages):

	Three Months Ended September 30,			Change due to currency translation
	2019	2018	% change from 2018	$	%
North America	$536.2	$545.5	(1.7)%	$(1.9)	(0.3)%
South America	239.4	281.1	(14.8)%	(1.2)	(0.4)%
Europe/Middle East	1,145.7	1,164.5	(1.6)%	(56.6)	(4.9)%
Asia/Pacific/Africa	188.1	223.6	(15.9)%	(8.2)	(3.7)%
	$2,109.4	$2,214.7	(4.8)%	$(67.9)	(3.1)%

	Nine Months Ended September 30,			Change due to currency translation
	2019	2018	% change from 2018	$	%
North America	$1,651.3	$1,648.9	0.1%	$(9.1)	(0.6)%
South America	581.3	682.8	(14.9)%	(35.0)	(5.1)%
Europe/Middle East	3,813.5	3,873.4	(1.5)%	(253.9)	(6.6)%
Asia/Pacific/Africa	481.7	554.7	(13.2)%	(29.0)	(5.2)%
	$6,527.8	$6,759.8	(3.4)%	$(327.0)	(4.8)%